AMENDMENT
                                     OF THE
                    GENERAL AMERICAN INVESTORS COMPANY, INC.
                           EMPLOYEES' RETIREMENT PLAN

         WHEREAS, General American Investors Company, Inc. (the "Company") adopted the General American Investors Company, Inc. Employees' Retirement Plan (the "Plan"), effective as of January 1, 1956; and

         WHEREAS, the Plan was amended and restated on April 14, 1976, effective as of December 31, 1975; and

         WHEREAS, the Plan was further amended on April 13, 1977, April 12, 1978, December 8, 1982, December 12, 1984, February 13, 1985, September 11, 1985, December 1, 1987, May 2, 1988, December 19, 1989, December 11, 1991,
December 19, 1994, February 14, 1995 and October 13, 1999; and

         WHEREAS, Section XV.2 provides that the Board of Directors of the Company may amend the Plan in whole or in part at any time, except in certain respects not material hereto; and

         WHEREAS, the Board of Directors desires to amend the Plan in a certain respect;

         NOW, THEREFORE, the Plan is hereby amended in the following respects:

         1. Paragraph 8 of Section I is amended, effective as of January 1, 2000, by the addition of a sentence immediately after the first sentence thereof to read as follows:


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         Notwithstanding the foregoing, bonuses received after December 31,
         1999 shall be included in Earnings with respect to each Plan Year in which an Employee is not a "highly compensated employee" as such term is defined in Section XVI(3).

         2. Paragraph 2 of Section V is amended, effective as of July 11, 2001, by the addition of a paragraph at the end thereof to read as follows:

                  (e) A "Pop-up Benefit", which is a modified benefit similar to the normal form of Retirement Income as specified in subsection 1(a) above or the Contingent Annuitant Option in subsection 2(c) above, if elected by the Participant. Under this form, if the Participant's Spouse or contingent annuitant (as applicable) dies prior to the Participant, the Participant will receive a benefit thereafter as if the Participant had selected the optional form in subsection 2(b) above.

         3. Paragraph 3 of Section XVI is amended in its entirety, effective as of January 1, 1997, to read as follows:

                  3. For purposes of this Section XVI:

                  (a) "highly compensated employee" shall include each Employee who is eligible to become a Participant pursuant to Section II and who
         (1) was a 5-percent owner (within the meaning of Section 416(i)(1)(B) of the Code) at any time during the Plan Year or the preceding Plan Year, or (2) had total compensation in excess of $80,000 (as adjusted for increases in the cost of living pursuant to Section 414(q) of the
         Code) for the preceding Plan Year; and

                  (b) an Employee's "total compensation" is the total compensation payable to an Employee by the Company in any Plan Year, and shall include any elective deferral (within the meaning of Section 402(g)(3) of the Code) and any amount which is contributed or deferred by the Company at the election of the Employee and which is not includable in the gross income of the Employee by reason of Section 125 or 457 of the Code.

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         IN WITNESS WHEREOF, General American Investors Company, Inc. has caused this Amendment to be executed by its duly authorized officers as of the 11th day of July, 2001.



/s/ Carole Anne Clementi                         /s/ Eugene DeStaebler
Carole Anne Clementi                             Eugene L. DeStaebler, Jr.
----------------------------                     -------------------------------
Secretary                                        Vice-President-Administration








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